                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            FLEMING COMPANIES, INC.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
           N/A
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     (2) Form, Schedule or Registration Statement No.:
           N/A
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     (3) Filing Party:
           N/A
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     (4) Date Filed:
           N/A
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

                                                              6301 Waterford Boulevard
                                                              P.O. Box 26647
LOGO                                                          Oklahoma City, OK 73126-0647

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Fleming Companies, Inc. on Wednesday, April 30, 1997, at 10:00 a.m. at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma. The meeting is being held for the following purposes:

     1. To elect two directors for terms expiring in 2000.

     2. To consider and act upon a proposal to approve the Fleming Companies, Inc. Associate Stock Purchase Plan, a copy of which is attached to the accompanying Proxy Statement as Exhibit "A".

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1997.

     4. To consider a shareholder proposal relating to the company's preferred share purchase rights.

     5. To transact other business as may properly come before the meeting or any adjournment.

     The accompanying proxy statement contains complete details on the proposals and other matters. Shareholders of record as of March 3, 1997, are entitled to notice of, and to vote at, the meeting. The company's annual report, including financial statements for the year ended December 28, 1996, is also enclosed.

     We hope you can be with us for this year's meeting. Your participation in the affairs of the company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible.

    ADMISSION TO THE MEETING WILL BE BY TICKET ONLY. IF YOU ARE A SHAREHOLDER OF RECORD AND PLAN TO ATTEND THE MEETING IN PERSON, PLEASE CHECK THE APPROPRIATE BOX ON THE PROXY CARD AND AN ADMISSION TICKET WILL BE MAILED TO YOU. BENEFICIAL OWNERS WHO PLAN TO ATTEND MAY OBTAIN ADMISSION TICKETS IN ADVANCE BY SENDING WRITTEN REQUESTS, ALONG WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TO THE MANAGER, CORPORATE SECRETARY DEPARTMENT, FLEMING COMPANIES, INC., 6301 WATERFORD BLVD., P.O. BOX 26647, OKLAHOMA CITY, OK 73118. SHAREHOLDERS WHO DO NOT PRESENT ADMISSION TICKETS AT THE MEETING WILL BE ADMITTED UPON VERIFICATION OF OWNERSHIP AT THE ADMISSIONS COUNTER.

                                       By Order of the Board of Directors

                                       DAVID R. ALMOND
                                       Senior Vice President
                                       General Counsel and Secretary
Oklahoma City, March 18, 1997

LOGO
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PROXY STATEMENT

     This proxy statement, which is being mailed to shareholders on or about March 18, 1997, is furnished in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders on April 30, 1997, including any adjournments.

     The annual meeting is called for the purposes stated in the accompanying notice. All holders of the company's $2.50 par value common stock as of March 3, 1997, are entitled to vote. As of that date, 37,799,958 shares were outstanding. On each matter coming before the meeting, a shareholder is entitled to one vote for each share of stock held as of the record date.

     If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted according to the instructions of the shareholder. If no specific instructions are given, the shares will be voted as recommended by the board of directors.

     A shareholder may revoke his or her proxy any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy at the meeting. Otherwise, a shareholder must advise the senior vice president -- general counsel and secretary in writing of revocation of his or her proxy.

     The company will bear the cost of solicitation of proxies. Solicitations will be made primarily by mail, but certain officers or associates of the company may solicit proxies by telephone or in person without additional compensation. The company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the annual meeting at an anticipated cost of $10,000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The company's certificate of incorporation provides that members of the board of directors will be divided into three classes with staggered three-year terms. The certificate requires that at each annual meeting, successors to directors whose terms expire at that meeting will be elected for three-year terms. At its July 1996 meeting, the board of directors decreased its number from ten to nine by the reason of the death of James G. Harlow, Jr., and, at its February 1997 meeting, the board of directors decreased its number from nine to eight by reason of the retirement of Lawrence M. Jones (a director since 1972) from the board. The current board is comprised of three classes of two, three and three directors with terms expiring in 1997, 1998 and 1999.

     The board of directors has nominated two persons for election as directors to serve for three-year terms expiring in 2000 or until their successors are elected and qualified. Each nominee is currently serving as a director and has consented to serve for the new term.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

     The persons named on the accompanying proxy card intend to vote in favor of the two nominees listed below. Should either or both of these nominees become unavailable for election, the proxy will be voted for substitute nominees. If both nominees are elected, the board will be comprised of eight members, of which six are nonmanagement directors, one is an officer of the company and one is responsible for the operations of one of the company's retail chains.

     The company's transfer agent will tabulate all votes received before the date of the annual meeting. The company will appoint two inspectors of election to receive the transfer agent's tabulation, tabulate all other votes and certify the results of all matters voted upon. Neither the corporate law of the State of Oklahoma, the state in which the company is incorporated, nor the company's certificate of incorporation or bylaws has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the company's policy to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting. The company's bylaws provide that Proposal No. 1, the election of directors, requires a plurality of the votes cast at the meeting. The company's bylaws also provide that matters such as Proposal No. 2, adoption of the Associate Stock Ownership Plan, Proposal No. 3, the appointment of the auditors and Proposal No. 4, approval of the shareholder proposal, shall be decided by the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting. Therefore, an abstention will have no effect on Proposal No. 1 and will have the same effect as a vote against Proposal Nos. 2, 3 and 4. Broker non-votes will have no effect on the outcome of any of the proposals.

NOMINEES FOR DIRECTOR TERMS EXPIRING IN 2000

                       Nominee (age), year first became a director

    [FLEMING DIR.      CAROL B. HALLETT (59), 1993
    PHOTO/HALLETT]     President and chief executive officer of the Air Transport
                       Association of America, Washington, D.C. Prior to joining
                       the Air Transport Association in April 1995, Mrs. Hallett
                       served as senior government relations advisor with Collier,
                       Shannon, Rill & Scott from February 1993 to March 1995. From
                       November 1989 through January 1993, Mrs. Hallett served as the Commissioner of the United States Customs Service. From
                       September 1986 to May 1989, she served as the U.S.
                       Ambassador to The Commonwealth of the Bahamas. From July
                       1983 to August 1986, Mrs. Hallett served as the national
                       vice chairman and field director of Citizens for America.
                       Mrs. Hallett also served three terms in the California
                       legislature and as minority leader in the State Assembly.
                       Mrs. Hallett is a director of Litton Industries, Inc. and
                       the American Association of Exporters and Importers. She is
                       a trustee for the Junior Statesmen of America. Mrs. Hallett also serves on the President's Cabinet of California
                       Polytechnic State University.
                       Member of the audit and finance committee and the corporate governance committee.

    [FLEMING DIR.      GUY A. OSBORN (61), 1992
    PHOTO/OSBORN]      Chairman of Universal Foods Corp. He joined that company in
                       1971, became president in 1984 and chairman in 1990. He
                       serves on the boards of Firstar Corp. (a bank holding
                       company), Firstar Bank of Milwaukee, Wisconsin Gas Co.,
                       WICOR, Inc. (a utility holding company), Milwaukee
                       Metropolitan Association of Commerce, Boys and Girls Club of
                       Greater Milwaukee, Greater Milwaukee Committee and Alverno
                       College and is a trustee of Northwestern Mutual Life
                       Insurance Company.
                       Chairman of the compensation and organization committee and member of the nominating committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

                       Name (age), year first became a director
    [FLEMING DIR.      ROBERT E. STAUTH (52), 1993
    PHOTO/STAUTH]      Chairman and chief executive officer. Mr. Stauth has been
                       associated with Fleming for a total of 24 years. He first
                       joined the company in 1966, and after leaving for a brief
                       time to serve in senior management positions at two retail chains, he rejoined the company in 1977. In 1987, Mr. Stauth was elected vice president, serving at the Phoenix division.
                       In 1991, he was promoted to senior vice president -- western region, and in 1992 was named executive vice
                       president -- division operations. In April 1993, Mr. Stauth was named president and chief operating officer. He was
                       elected to the board the following June. In October of the same year, Mr. Stauth became the chief executive officer and assumed the role of chairman at the 1994 shareholders'
                       meeting. He relinquished the position of president to
                       William J. Dowd in July 1995. He serves as a member of the board of directors of IGA, Inc.; the Food Distributors
                       International Association, for which he is vice chairman and serves on the government relations and nominating
                       committees; the Food Marketing Institute, for which he
                       serves on the executive steering committee on Efficient
                       Consumer Response; the Oklahoma State Chamber of Commerce;
                       the State Fair Board of Oklahoma and the Oklahoma Business
                       Roundtable. Additionally, he is chairman of the Advisory
                       Board of the University of Oklahoma's College of Business
                       Administration.

    [FLEMING DIR.      ARCHIE R. DYKES (66), 1981
      PHOTO/DYKES]     Chairman and chief executive officer of Capital City
                       Holdings, Inc. (a venture capital organization). He is a
                       director of Whitman Corp., Bradford Capital Partners and the
                       Employment Corporation. A former chancellor of the
                       University of Kansas and of the University of Tennessee, Mr.
                       Dykes also serves as a trustee of the Kansas University
                       Endowment Association and of the William Allen White
                       Foundation.
                       Chairman of the audit and finance committee and member of
                       the corporate governance committee.

    [FLEMING DIR.      JOHN A. McMILLAN (65), 1992
   PHOTO/McMILLAN]     Member of the board of directors and executive committee of
                       Nordstrom, Inc. (specialty store chain). Mr. McMillan has
                       been associated with Nordstrom for over 38 years. He served as co-chairman of the board from 1991 to 1995 and as a
                       member of the office of chief executive officer from 1971 to
                       1995. He is a member of the board of directors of the Fred
                       Hutchinson Cancer Center and of the board of trustees of
                       Seattle University. He also serves on the board of the
                       Seattle YMCA.
                       Member of the compensation and organization committee and
                       the nominating committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

                       Name (age), year first became a director

    [FLEMING DIR.      JACK W. BAKER (59), 1996
     PHOTO/BAKER]      Chief executive of Baker's Supermarkets, a family owned
                       independent retail chain acquired by Fleming in 1992. Mr.
                       Baker has been associated with Baker's for his entire
                       business career. He is president, chief executive officer
                       and an owner of PDM, Inc., an Omaha, Nebraska based real
                       estate development firm, and is chairman of the Board of
                       Governors of the Knights of Ak-Sar-Ben. He also served as
                       chairman of the Greater Omaha Chamber of Commerce in 1993
                       and vice chairman of the Food Marketing Institute from 1993 to 1995.
                       Member of the corporate governance committee and the
                       nominating committee.

    [FLEMING DIR.      EDWARD C. JOULLIAN III (67), 1984
   PHOTO/JOULLIAN]     Chairman and chief executive officer of Mustang Fuel Corp.
                       (energy development and services) since 1964. Mr. Joullian is a director of The LTV Corp. and American Fidelity Co. He is a trustee of the Colonial Williamsburg Foundation.
                       Chairman of the corporate governance committee and member of the audit and finance committee.

    [FLEMING DIR.      HOWARD H. LEACH (66), 1974
     PHOTO/LEACH]      President of Leach McMicking & Co. (private investment
                       banking firm) and Leach Capital Corporation, chairman of
                       Hunter Fan Company (manufacturer of ceiling fans) and a
                       California agri-business corporation. He is a member and
                       past chairman of the Board of Regents of the University of
                       California and chairman of Foley Timber Company, Inc., an
                       owner and manager of timber property. He is also a director of Frye Copysystems, Inc.
                       Chairman of the nominating committee and member of the
                       compensation and organization committee.

THE BOARD OF DIRECTORS

     Meetings of Directors. During the past year, the board of directors had six regular and three special meetings, which included three telephone meetings. Each director attended 75% or more of the aggregate of the total number of meetings of the board and of committees of which he or she was a member except for Mr. McMillan who, due in part to health reasons, was able to attend only six of the nine board meetings and two of four meetings of committees of which he was a member.

     Compensation of Directors. During fiscal 1996, the company paid an annual retainer of $20,000 to nonmanagement directors, plus a fee of $1,000 for each board and committee meeting attended and an additional $250 for each committee meeting chaired. Such amounts together with the value of the stock equivalent units described below yield actual annual compensation of approximately $40,000 for each nonmanagement director. Directors are not compensated for participation in telephone meetings of the board of directors or of its committees. In 1992, the company established the Directors' Stock Equivalent Plan under which nonmanagement directors may be awarded stock equivalent units within certain limits set forth in the plan. These units represent the right to receive cash equal to the value of shares of common stock when the director ceases to serve. These units are not entitled to any voting rights. Upon payment of the stock equivalent units, the company will also pay cash to the participant in an amount equal to dividends or distributions which he or she would have received if the stock equivalent units had been awarded as shares of common stock rather than stock equivalent units. Effective as of January 1, 1997, the Directors' Stock Equivalent Plan was amended and renamed the Amended and Restated Directors' Compensation and Stock Equivalent Unit Plan. Under the plan as amended, nonmanagement directors receive an annual retainer of $16,000 plus the other fees described above. In addition, the amended plan provides for annual awards of 1,000 stock equivalent units, upon the same terms described above, to each nonmanagement director. Such amounts are expected to yield annual compensation for 1997 of approximately $40,000 for each nonmanagement director. Awards of 670 units and 1,000 units, respectively, were made to each participant in the plan in 1996 and 1997.

COMMITTEES OF THE BOARD

     The board of directors has four standing committees. The principal responsibilities of each are as follows.

     Audit and Finance Committee. The committee focuses primarily on ethical and regulatory matters and on the effectiveness of the company's accounting policies and practices, financial reporting and internal controls, and the internal audit function. The committee oversees company policies and programs with respect to ethical standards and regulatory compliance. It annually reviews the selection of independent auditors and, after consultation with management, recommends the appointment of independent auditors for board approval and shareholder ratification. It reviews and discusses the scope of the annual audit with management and the independent auditors and may request additional review and audit procedures. The committee reviews the annual report of the auditors and the auditors' observations and suggestions regarding accounting and control policies, procedures and organization, and their adequacy. The committee makes recommendations, as appropriate, to management based on the auditors' suggestions. The committee reports its findings to the board at least annually. The committee met twice during 1996.

     Compensation and Organization Committee. The committee oversees the company's compensation and benefit policies and programs. The committee reviews the objectives, structure, cost and administration of major compensation and benefit policies and programs. It annually reviews officers' salaries, stock options, and other management incentives, and administers the company's stock option and management incentive plans. The stated policy of the committee is to motivate the company's executive officers and other associates to enhance the company's financial performance by focusing on specific business objectives. It also makes recommendations regarding the selection of the chief executive officer. The committee met twice during 1996.

     Nominating Committee. The committee develops and recommends to the board guidelines and criteria for selecting persons to serve as directors. It recommends nominees for election at the annual meeting and candidates to fill board vacancies. The committee considers and makes recommendations regarding the composition of the board. Copies of the "Guidelines for Board Composition" and "Guidelines for Board Candidates", which the committee has used during the past five years, are attached to this proxy statement as Exhibits B-1 and B-2, respectively. The committee met twice during 1996. At its meeting in February 1997, the board renamed and reconstituted the "Nominating/Governance Committee" as the "Nominating Committee", removing the corporate governance function from its responsibilities. The committee will consider nominees recommended by shareholders if such nomination is made pursuant to timely notice in writing in strict accordance with the company's bylaws. A shareholder desiring to make a nomination should contact the senior vice president -- general counsel and secretary to obtain a copy of the bylaws.

     Corporate Governance Committee. The committee considers matters relating to corporate governance and establishes standards which are reviewed annually for governing the operation of the company by the board through management. The committee will also annually assess board and board committee effectiveness. The committee was created by the board at its meeting in February 1997 and, consequently, did not meet in 1996. Attached to this proxy statement as Exhibit C is a copy of the Corporate Governance Statement of Policy adopted by the board of directors which outlines responsibilities and corporate governance standards under which the board of directors will manage the company.

SECURITY OWNERSHIP OF MANAGEMENT

     The total number of shares of common stock and stock equivalent units beneficially owned as of February 12, 1997 by each of the present directors, nominees, the chief executive officer and each of the other four most highly compensated executive officers, and all of the directors and executive officers as a group, are as follows:

                                               AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP(1)
                                          ------------------------------
                                          COMMON            STOCK
        NAME OF BENEFICIAL OWNER           STOCK     EQUIVALENT UNITS(2)
        ------------------------          -------    -------------------
Robert E. Stauth........................   87,793(3)            --
Jack W. Baker...........................  485,718(4)            --
Archie R. Dykes.........................    4,147(5)         3,064
Carol B. Hallett........................      945            2,206
Edward C. Joullian III..................    6,000(6)         3,064
Howard H. Leach.........................   12,200            3,064
John A. McMillan........................    3,000            3,064
Guy A. Osborn...........................    1,000            3,064
William J. Dowd.........................   27,000(7)            --
E. Stephen Davis........................   60,456(8)            --
Harry L. Winn, Jr.......................   20,300(9)            --
Thomas L. Zaricki.......................   15,798(10)            --
                                          -------          -------
All directors and executive officers as
  a group (21)..........................  836,183(11)        17,526
                                          =======          =======

---------------

(1) Unless otherwise indicated, all shares are owned directly by the named person and he or she has sole voting and investment power with respect to such shares. The shares represent less than 1% for each person listed, except for Mr. Baker whose ownership constitutes 1.28% of the total outstanding shares. The shares listed for all directors and executive officers as a group constitute 2.21% of the total shares outstanding.

(2) The stock equivalent units listed are owned as indicated by the nonmanagement directors. They have been awarded under the Amended and Restated Directors' Compensation and Stock Equivalent Unit Plan and are payable only in cash when the director ceases to be a director of the company. See "Compensation of Directors."

(3) Consists of 15,793 shares owned jointly by Mr. Stauth and his wife with whom he shares voting and investment power, 48,000 shares under options presently exercisable and 24,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

(4) Consists of 413,768 shares owned directly by Mr. Baker, 66,700 shares owned jointly with his wife with whom he shares voting and investment power, 2,850 shares under options presently exercisable and 2,400 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

(5) Consists of 3,520 shares owned directly by Mr. Dykes for which he has sole voting and investment power, and 627 shares owned jointly by Mr. Dykes and his wife with whom he shares voting and investment power.

(6) Owned by a limited partnership in which Mr. Joullian is a general partner and for which he shares voting and investment power with the remaining general partners.

(7) Consists of 11,000 shares under options presently exercisable and 16,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which Mr. Dowd has sole voting power.

 (8) Consists of 7,206 shares owned directly by Mr. Davis for which he has sole voting and investment power, 36,250 shares under options presently exercisable, 9,000 shares owned jointly by Mr. Davis and his wife with whom he shares voting and investment power and 8,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

 (9) Consists of 1,100 shares owned directly by Mr. Winn for which he has sole voting and investment power, 10,750 shares under options presently exercisable, 350 shares owned by his wife and 100 shares owned by his son as to which he shares voting and investment power and 8,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

(10) Consists of 7,048 shares owned directly by Mr. Zaricki for which he has sole voting and investment power, 4,750 shares under options presently exercisable and 4,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

(11) Includes 460,414 shares for which directors and executive officers have sole voting and investment power, 108,019 shares for which they share voting and investment power with others, 174,150 shares under options presently exercisable, and 93,600 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which they have sole voting power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name and address of each known shareholder of the company who beneficially owns more than 5% of the company's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned according to information made available to the company as of February 18, 1997.

                                                  AMOUNT AND NATURE OF    PERCENT
               NAME AND ADDRESS                   BENEFICIAL OWNERSHIP    OF CLASS
               ----------------                   --------------------    --------

Sanford C. Bernstein & Co., Inc.
767 Fifth Avenue
New York, New York 10153......................        3,006,863(1)          7.95%

Goldman, Sachs & Co. and
The Goldman Sachs Group, L.P.
85 Broad Street
New York NY 10004.............................        2,766,294(2)          7.31%

Dodge & Cox
One Sansome St., 35th Floor
San Francisco, California 94104...............        2,298,900(3)          6.08%

Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, California 94104...............        1,945,428(4)          5.14%

---------------

(1) Based on a Schedule 13G dated January 30, 1997, Sanford C. Bernstein & Co., Inc. has shared power to vote 211,722 shares, sole power to vote 1,911,849 shares and sole power to dispose of all shares.

(2) Based on a Schedule 13G dated February 14, 1997, Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. share the power to vote and to dispose of 2,554,294 shares.

(3) Based on a Schedule 13G dated February 13, 1997, Dodge & Cox has shared power to vote 257,100 shares, sole power to vote 2,041,800 shares and sole power to dispose of all shares.

(4) Based on a Schedule 13G dated February 12, 1997, Barclays Global Investors, N.A. has the sole power to vote 1,770,470 shares and the sole power to dispose of 1,945,428 shares.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the compensation information for the chief executive officer and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994.

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                       ANNUAL COMPENSATION                          AWARDS
                         ------------------------------------------------  ------------------------
                                                                           RESTRICTED
                                                             OTHER ANNUAL    STOCK                      ALL OTHER
  NAME AND PRINCIPAL                                         COMPENSATION    AWARDS      OPTIONS      COMPENSATION
       POSITION            YEAR     SALARY($)    BONUS($)       ($)(1)       ($)(2)        (#)             ($)
  ------------------     ---------  ---------  ------------  ------------  ----------  ------------  ---------------
Robert E. Stauth             1996    600,567            --         288            --        60,000         --
Chairman and Chief           1995    588,462            --         288            --            --         --
Executive Officer            1994    501,328       311,531         288       598,500        90,000         --
William J. Dowd(3)           1996    475,144            --         288            --        44,000         --
President and Chief          1995    223,781            --          72       423,000        60,000         --
Operating Officer            1994         --            --          --            --            --         --
E. Stephen Davis             1996    301,140            --         570            --        30,000         --
Executive Vice
President                    1995    283,846            --         288            --            --         --
Operations                   1994    242,135       118,013         288       199,500        30,000         --
Harry L. Winn, Jr.(4)        1996    294,576            --         288            --        30,000         --
Executive Vice
President                    1995    291,846            --         120            --            --         --
and Chief Financial          1994    177,692        85,206          --       198,500        30,000         --
Officer
Thomas L. Zaricki            1996    257,345            --         288            --        10,000         --
Senior Vice President        1995    243,743        91,098         288            --            --         --
Retail Operations            1994    223,192        89,565      39,350        99,750        15,000         --

---------------

(1) The company provides term life insurance to all associates generally, and there is no imputed income to the associate with respect to the first $50,000 of coverage except for highly compensated associates. Accordingly, the company is required to impute income to the named individuals with respect to the first $50,000 of coverage and reimburses them for its tax effect. The amounts shown in this column reflect such tax reimbursement amounts. The amount shown opposite Mr. Zaricki's name in 1994 also reflects the advancement of certain relocation expenses.

(2) The restricted stock awards reported in this column were made pursuant to the company's 1990 Stock Incentive Plan. The awards for all listed officers except for Mr. Dowd were made on February 16, 1994 and the market price per share on the date of grant was $24.9375. Mr. Dowd's award was made on August 1, 1995 and the market price per share price on the date of grant was $26.4375. These restricted shares vest in twenty percent (20%) increments over a ten-year period (the "Performance Cycle") in the event the price of the company's common stock reaches certain specified target prices. Unearned restricted stock will be forfeited at the end of the Performance Cycle. If and to the extent paid on the company's common stock generally, dividends declared and paid by the company on the shares of restricted stock are accrued and not paid until the vesting requirements are met. As of the last day of fiscal 1996, there were held in escrow for Mr. Stauth 24,000 restricted shares with a value of $408,000, Mr. Dowd 16,000 restricted shares with a value of $272,000, Mr. Davis 8,000 restricted shares with a value of $136,000, Mr. Winn 8,000 restricted shares with a value of $136,000 and Mr. Zaricki 4,000 restricted shares with a value of $68,000.

(3) Mr. Dowd became an executive officer of the company in July 1995.

(4) Mr. Winn became an executive officer of the company in May 1994.

REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE OFFICERS

     The policy of the compensation and organization committee (the "Committee"), implemented through the compensation programs described below, is to motivate executive officers to enhance the company's financial performance by focusing attention on specific business objectives emphasizing company profitability and teamwork among associates and to reward such executive officers based on company and individual performance.

     Compensation for the company's executive officers is generally comprised of base salary, bonus and awards of stock options or restricted stock. Decisions with respect to compensation, except for that of the chief executive officer (the "CEO"), are made by the Committee, composed of three nonmanagement directors, upon the recommendation of the CEO. The Committee separately determines the CEO's compensation. The Committee's decisions are submitted to the full board of directors for its information and review only. Earnings of the company and the market value of its stock are considered subjectively by the members of the Committee in setting the CEO's and other executive officers' base salaries. Also, some bonus awards are based in part on earnings performance. The CEO, who is also a director, does not participate in the board's review of the Committee's decisions regarding his compensation. Decisions about awards under certain of the company's stock-based compensation plans are made solely by the Committee in order for awards to comply with Securities and Exchange Commission Rule 16b-3.

     Salary. In determining salary for fiscal 1996, the Committee relied on the company's salary administration program, the objectives of which are to attract, retain and motivate productive executive officers. For each job classification, the program requires a written job description, an evaluation of the job with assigned points based on the nature of the job, its functions and the level of the position, and an assigned salary range based on the total point value. Annual salaries are adjusted based on individual performance. In addition, the Committee reviews the earnings of the company and the market value of the company's common stock for the previous fiscal year-end, and, based on these factors, the Committee makes a subjective determination of the nature and extent of salary adjustments. The Committee generally establishes target salaries in the middle of the assigned salary ranges. In order to measure competitiveness, the Committee also considers salary surveys comparing company jobs with similar jobs held by employees of companies included in the company's peer group. See "Company Performance." The company believes its executive salaries are generally higher than executive salaries of companies in its peer group with the exception of SUPERVALU, Inc.

     Bonuses. Bonus awards are determined, within the Committee's discretion, with reference to the Economic Value Added Incentive Bonus Plan for Fleming Companies and Its Subsidiaries (the "EVA Plan"). The EVA Plan replaced the Fleming Companies, Inc. Incentive Compensation Program (the "FICP") for the executive officers and other corporate officers (20 persons) currently participating in the EVA Plan.

     The EVA plan is structured around an economic value added ("EVA") concept, a financial measurement system or tool, expressed as a formula. EVA is the net operating profit of the company or unit of the company after taxes ("NOPAT"), less a charge for the capital employed by the company or unit in order to produce such profit. NOPAT is net income as determined under generally accepted accounting principles with adjustments. The capital charge is determined by measuring all capital employed to produce the NOPAT and multiplying such capital employed by a weighted average cost of capital rate or required return.

     The EVA Plan is composed of the following components: (i) the Target Bonus, to be established by the Committee for each participant at the beginning of each Plan Period; (ii) an Actual EVA which is the economic value added performance for a given year of the company or an Operating Unit to which the participant is assigned and is based on actual performance, (iii) a Target EVA, which is automatically set each year based on the average of the prior year's Actual EVA and the prior year's Target EVA plus a fixed dollar amount known as the Expected Improvement; and (iv) a Performance Multiple Factor which is also expressed as a fixed dollar amount and is used to determine the extent to which a difference between the Actual EVA and the Target EVA impacts the actual bonus awarded the participants. The Performance Multiple Factor is fixed each year and reflects the historical volatility of the company's business. The plan also utilizes a Bonus Multiple, which is made up of the sum of the Performance Multiple (the difference between the Actual EVA and the Target EVA divided by the Performance Multiple Factor) and the Target Multiple (fixed at 1). The Initial Declared Bonus is calculated by multiplying the Target Bonus by the Bonus Multiple. In the case of some participants, such amount is divided into two parts: the Direct Portion and the Individual Portion. The Individual Portion is multiplied by an Individual Performance Factor ("IPF") ranging from 0-150%. The IPF for each participant depends on the achievement by that participant of his stated personal key business objectives.

     For the executive officers and other corporate officers, the Final Declared Bonus is deposited into a participant's Bonus Bank which is then added to the Beginning Bonus Bank Balance to calculate the Available Bonus Bank Balance. Bonus payments are then made to the executive officers from the Available Bonus Bank Balance. During years one through four a participant is included in the EVA Plan, the payout schedule will be: 67%, 50%, 40% and 33%, respectively, and will remain 33% after year four. The Committee can amend the payout percentage for future years. Although 1997 would technically represent year three under the plan with a 40% payout, at its meeting in February 1997, the Committee amended the plan to provide that, in the event bonuses are declared under the plan in 1997, 1997 will represent year one for all current participants in the plan and the payout percentage will be 67%. A Final Declared Bonus may be negative when Target EVA is not attained. If negative declarations continue, a participant's Bonus Bank will have a negative balance. This does not result in a cash cost to the participant, but the participant will not be entitled to a bonus until the Bonus Bank again has a positive balance. Upon retirement, death or termination without Cause, the Bonus Bank Balance will be paid to the participant or his estate, as applicable.

     Pursuant to the terms of the EVA Plan, the Committee can reduce or eliminate the payment of any bonus under the EVA Plan. In February 1996, the Committee adopted the policy that regardless of the EVA Plan results, no bonuses would be paid to any executive officers or other corporate officers unless the company had earnings per share for fiscal 1996 of $1.20 or more. Since the company fell short of this target for fiscal 1996, no bonuses were paid to any executive officers or other corporate officers for services as an officer.

     When the EVA Plan was originally adopted, it was the intention of the Committee to use it to determine future bonuses for the executive officers and other corporate officers and extend it to cover approximately 1,225 other associates. The Committee is still evaluating the EVA Plan and has retained the FICP in order to determine future bonuses for the other associates. The Committee has set earnings from operations of $1.20 per share or more as a benchmark for the awarding of bonuses to executive officers for fiscal 1997. However, the Committee has reserved the right to award bonuses to executive officers regardless of results under the EVA Plan or achievement of the benchmark.

     Restricted Stock and Stock Options. As described in footnote two to the Summary Compensation Table above, pursuant to the 1990 Stock Incentive Plan, the Committee can award restricted stock to executive officers and other key associates which vests upon the attainment of targeted profit and/or other performance criteria. The Committee can also award restricted stock to executive officers and other key associates pursuant to the 1996 Stock Incentive Plan. The Committee believes that restricted stock awards build stock ownership and provide a long-term focus since the stock is restricted from being sold, transferred, or assigned until vested, and is forfeitable. At February 1, 1997, there were 107,112 shares available for awards under the 1990 Stock Incentive Plan and 360,000 shares available for awards under the 1996 Stock Incentive Plan. No awards of restricted stock were made to any of the named executive officers in fiscal 1996.

     The Committee can also award stock options to key associates pursuant to the 1990 Stock Option Plan and the 1996 Stock Incentive Plan. The Committee believes that the granting of stock options helps to retain and motivate key associates. At February 1, 1997, there were 57,500 options available for grants under the 1990 Stock Option Plan and 152,000 options available for grants under the 1996 Stock Incentive Plan to executive officers and other key associates. See information under the heading Stock Option Information -- Option Grants for information on option grants to the named executive officers in 1996.

CHIEF EXECUTIVE OFFICER

     The salary for the CEO was determined by the Committee in accordance with the policies set forth above for all executive officers. In view of the overall poor results for fiscal 1996, the CEO received no salary increase in fiscal 1996. Furthermore, although he did not receive a bonus for fiscal 1996 since earnings per share did not meet the target of $1.20 or more set by the Committee, he did receive option grants for a total of 60,000 shares of company stock. The option grants reflect the Committee's desire to align compensation with performance.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Although no executive officer's salary for fiscal 1996 exceeded the limitations on deductibility under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended ("the Code"), the Committee has adopted and the board of directors has ratified the following policy regarding
Section 162(m):

     Section 162(m) limits the deductibility of certain compensation paid by the company to certain of its executive officers. It is possible that future circumstances may warrant compensation payments which will not qualify as a tax deductible expense. It shall be the policy of the Committee to compensate executive officers based on performance, and the Committee recognizes that flexibility with respect to the payment of compensation must be insured in order to maintain this policy. Accordingly, although the Committee will to the extent possible attempt to qualify all compensation payments for deductibility under Section 162(m), circumstances may arise which require it to authorize compensation which is not deductible under
     Section 162(m).

                      Guy A. Osborn, Chairman                       John A. McMillan
                      Howard H. Leach

COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 composite index and an index of peer companies selected by the company with the investment weighted based on market capitalization at the beginning of each year.

                                           Fleming
         Measurement Period               Companies,
        (Fiscal Year Covered)                Inc.            S&P 500          Peer Group
1991                                                100               100               100
1992                                                 95               108               108
1993                                                 78               118               120
1994                                                 76               120                96
1995                                                 71               165               121
1996                                                 61               203               120

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each year for the company, the peer group and the S&P 500 composite is based on the stock price or composite index at the end of calendar 1991.

     Companies in the peer group are as follows: Fleming Companies, Inc., SUPERVALU, Inc., Nash Finch Company, Super Food Services, Inc., Richfood Holdings, Inc., and Super Rite Corp. Super Rite Corp. was acquired by Richfood Holdings, Inc. in 1995 and Super Food Services, Inc. was acquired by Nash Finch Company in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The company's Compensation and Organization Committee consists of Guy A. Osborn, chairman, Howard H. Leach and John A. McMillan. No executive officer of the company has any relationship reportable under the Compensation Committee Interlock regulations.

STOCK OPTION INFORMATION

     Option Grants. The following table sets forth information concerning the grant of stock options to the named executive officers during the fiscal year ended December 28, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                      NUMBER OF    % OF TOTAL
                                      SECURITIES     OPTIONS     EXERCISE
                                      UNDERLYING   GRANTED TO       OR
                                       OPTIONS      EMPLOYEES      BASE                  GRANT DATE
                                       GRANTED         IN         PRICE     EXPIRATION    PRESENT
                NAME                   (#)(1,2)    FISCAL YEAR    ($/SH)       DATE      VALUE $(3)
                ----                  ----------   -----------   --------   ----------   ----------
Robert E. Stauth....................    30,000        35.7       19.7500     02-26-06     131,400
                                        30,000         3.3       16.3750     09-05-06     398,100
William J. Dowd.....................    24,000        28.5       19.7500     02-26-06     105,120
                                        20,000         2.2       16.3750     09-05-06     265,400
E. Stephen Davis....................    15,000        17.9       19.7500     02-26-06      65,700
                                        15,000         1.7       16.3750     09-05-06     199,050
Harry L. Winn, Jr. .................    15,000        17.9       19.7500     02-26-06      65,700
                                        15,000         1.7       16.3750     09-05-06     199,050
Thomas L. Zaricki...................    10,000         1.1       16.3750     09-05-06     132,700

---------------

(1) The listed options are exercisable in four twenty-five percent (25%) increments on the first through fourth anniversaries of the date of grant. The first line opposite the first four names in the table describes options granted on February 26, 1996 (the "First Grants") and the second line opposite the first four names in the table describes options granted on September 6, 1996 (the "Second Grants"). Since Mr. Zaricki did not receive a First Grant, only a Second Grant is listed for him.

(2) The vesting of all listed options accelerates in the case of a change of control of the company. See "Termination of Employment and Change in Control Arrangements -- Other Arrangements."

(3) Based on Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on assumptions as to variables such as risk free interest rate, stock price volatility and future dividend yield as follows: (a) for First Grants, the options are assumed to be exercised at the end of a ten year term; yield volatility of 34%; annual dividend yield of 6.15% and a risk free rate of return of 7.28%; and (b) for Second Grants, the options are assumed to be exercised at the end of a ten year term; yield volatility of 47%; annual dividend yield of 0.5% and a risk free rate of return of 6.39%.

     Option Exercises. The following table sets forth information regarding the value as of the fiscal year-end of any unexercised options. No stock options were exercised by any of the named executive officers during the fiscal year ended December 28, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                           NUMBER OF
                                                                           SECURITIES       VALUE OF
                                                                           UNDERLYING      UNEXERCISED
                                                                          UNEXERCISED     IN-THE-MONEY
                                                                           OPTIONS AT      OPTIONS AT
                                                                           FY-END (#)     FY-END ($)(1)
                                                                         --------------   -------------
                                  SHARES ACQUIRED                         EXERCISABLE/    EXERCISABLE/
              NAME                ON EXERCISE (#)   VALUE REALIZED ($)   UNEXERCISABLE    UNEXERCISABLE
              ----                ---------------   ------------------   --------------   -------------
Robert E. Stauth................          --                  --         48,000/186,000     0/510,000
William J. Dowd.................          --                  --         11,000/120,000     0/340,000
E. Stephen Davis................          --                  --          36,250/91,000     0/255,000
Harry L. Winn, Jr...............          --                  --          10,750/68,000     0/255,000
Thomas L. Zaricki...............          --                  --           4,750/29,000     0/170,000

---------------

(1) The market price of the company's common stock at 1996 fiscal year-end was $17.00 per share.

PENSION PLAN

     The following table illustrates estimated annual benefits payable under the company's defined benefit plan ("Pension Plan") to the named executive officers upon retirement, assuming retirement at age 65, including amounts attributable to the company's Supplemental Retirement Plan ("SRP"), which provides benefits that would otherwise be denied participants due to certain limitations on qualified benefit plans in the Code:

                               Pension Plan Table

                                Years of Service

------------------------------------------------------------------------------------
    Remuneration         10       15       20       25       30       35       40
------------------------------------------------------------------------------------
   $250,000..........  $125,000 $137,500 $150,000 $162,500 $175,000 $187,500 $200,000
    300,000..........  150,000  165,000  180,000  195,000  210,000  225,000  240,000
    350,000..........  175,000  192,500  210,000  227,500  245,000  262,500  280,000
    400,000..........  200,000  220,000  240,000  260,000  280,000  300,000  320,000
    450,000..........  225,000  247,500  270,000  292,500  315,000  337,500  360,000
    500,000..........  250,000  275,000  300,000  325,000  350,000  375,000  400,000
    550,000..........  275,000  302,500  330,000  357,500  385,000  412,500  440,000
    600,000..........  300,000  330,000  360,000  390,000  420,000  450,000  480,000
    650,000..........  325,000  357,500  390,000  422,500  455,000  487,500  520,000
    700,000..........  350,000  385,000  420,000  455,000  490,000  525,000  560,000
    750,000..........  375,000  412,500  450,000  487,500  525,000  562,500  600,000
    800,000..........  400,000  440,000  480,000  520,000  560,000  600,000  640,000
    850,000..........  425,000  467,500  510,000  552,500  595,000  637,500  680,000

     The estimated number of years of credited service for each of the named executive officers is as follows: Mr. Stauth, 20; Mr. Dowd, 2; Mr. Davis, 36; Mr. Winn, 3; and Mr. Zaricki, 3.

     Benefit amounts payable under the Pension Plan are (i) payable on a straight life basis computed as a percentage of final average compensation (consisting of salaries, wages, commissions and bonuses) for the five calendar plan years during the last ten years of the associate's career for which such average is the highest, (ii) subject to offset for Social Security and (iii) limited by the Employee Retirement Income Security Act of 1974, as amended, and by the Code. There is also an additional dollar limitation on benefits which an associate may earn under all of the company's qualified pension plans.

     The SRP is a defined benefit supplementary plan which provides retirement benefits for each of the named executive officers with the exception of Mr. Dowd who does not participate in the plan, but is covered by a separate agreement (the "Dowd Agreement"). Benefit amounts payable under the SRP are intended to provide a retirement benefit which is offset by amounts payable from other retirement plans, including the Pension Plan and Social Security payments. The SRP benefit is based upon a percentage of the participant's total highest annual compensation paid during the last three years of employment. The percentage ranges from 50% to 80%. Retirement payments commence upon retirement after age 65 (or with the consent of the company, after age 55) or upon termination of an eligible associate within three years after a change of control of the company. Pursuant to the Dowd Agreement, Mr. Dowd is to receive $162,000 per year as a supplemental retirement benefit if he retires on or after July 24, 2007. If he retires prior to July 24, 2007, but on or after July 24, 2000, he is entitled to a reduced supplemental retirement benefit. Mr. Dowd is currently 54 years of age. In addition, the company has agreed to pay him a severance payment equal to one year's salary in the event he is terminated for any reason other than cause. See "Termination of Employment and Change in Control Arrangements -- SRP and Trust Agreement."

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreements. In 1995, the company entered into employment agreements with all of the named executives. The provisions of the employment agreements are effective upon a "change of control" of the company (as defined in the agreements) and for a period of three years thereafter. Upon a change of control, the executive is to receive an annual base salary equal to the greater of (i) his base salary at the time of the change of control and (ii) the highest average annual base salary paid to the executive during any of the three out of the five fiscal years immediately preceding the change of control which yield the highest annual base salary. In addition, the executive will receive an annual bonus equal to the highest annual bonus paid to the executive during any of the five fiscal years immediately preceding the change of control. The executive will also be entitled to all of the benefits and to participate in all of the plans in effect immediately preceding the change of control that are available to other key associates.

     Pursuant to the terms of the employment agreements, in the event during the three years following a change of control, or in anticipation of a change of control, the executive is terminated for other than "cause" (as such term is defined in the agreements), death or disability or he terminates his employment for "good reason" (as such term is defined in the agreements), then the executive is to receive a lump sum cash payment comprised of the following amounts: (i) his base salary through the date of termination at the annual rate in effect on the date of termination or, if higher, at the highest annual rate in effect at any time during the 36 month period preceding the change of control date through the date of termination (the "Highest Base Salary"); (ii) the prorated portion of his prior year's annual bonus (the "Recent Bonus"); (iii) the product obtained by multiplying 2.99 times the sum of the Highest Base Salary and the Recent Bonus; and (iv) any amounts previously deferred by the executive (plus any accrued interest thereon) and any accrued vacation pay. In addition, for the remainder of the employment period or such longer period as any plan or policy may provide, the executive shall also be entitled to participate in all plans and continue all benefits at least equal to those he would have received had he not been terminated. Any such payments to be received by the executive shall be "grossed up" to cover any excise tax, interest or penalties imposed under the Code. The employment agreements also provide for indemnification from the company to the executive and for officers' and directors' insurance coverage for the executive for a period of five years following the termination date. For a period of 30 days following the first year after a change of control, the executive can terminate his employment for any reason and receive all the benefits of the agreement as if he had terminated for good reason. Under the employment agreements, assuming a change of control on December 28, 1996, and termination of employment of the named executive for other than cause, death or disability or by the executive for good reason, the company would be required to pay the following amounts: Mr. Stauth, $3,256,848; Mr. Dowd, $1,420,250; Mr. Davis, $1,487,324; Mr. Winn, $1,343,782; and Mr. Zaricki, $1,234,524. Prior to
entering into the employment agreements, the foregoing officers, except for Messrs. Winn and Dowd, had been parties to severance agreements with the company, and the employment agreements replaced the severance agreements.

     SRP and Trust Agreement. The SRP provides for retirement benefits to be paid to each of the named executive officers, except for Mr. Dowd who is covered by the Dowd Agreement, upon retirement or in the event his employment is terminated for other than "cause" (as such term is defined in the SRP), death or disability or he terminates his employment for "good reason" (as such term is defined in the SRP) within three years after a change in control of the company or in anticipation of a change of control of the company. Assuming a change of control on December 28, 1996 and the termination of employment of the following persons within three years after that, the company would be required under the SRP to pay the following amounts annually for life to the following named executives: Mr. Stauth, $451,423; Mr. Davis, $154,898; and Mr. Winn $128,674. Due to offsets of amounts payable under a retirement plan of a former employer, Mr. Zaricki would receive no payment from the company under the SRP in the circumstances described above. Under the Dowd Agreement, Mr. Dowd would be paid $81,000 annually for life assuming a change of control on December 28, 1996, and the termination of his employment within three years after the change of control.

     The company has entered into a Supplemental Income Trust (the "Trust"). The Trust agreement provides that within 60 days following a change of control of the company, the company shall make an irrevocable contribution to the Trust of an amount sufficient to satisfy the company's obligations to the participants under the SRP assuming such participants had been terminated other than for "cause" (as defined in the SRP), death or disability or the participants had terminated their employment for "good reason" (as defined in the SRP). In addition, the board of directors has empowered the Committee in its sole discretion to fund the Trust as it deems appropriate from time to time in order to satisfy the company's obligations to associates with respect to the SRP, the Dowd Agreement and the employment agreements, as well as severance agreements and employment agreements available to certain associates who are not named executive officers, including obligations arising following a change in control of the company. The Trust assets relating to company contributions are always subject to the claims of general creditors of the company. No associate with any right to or interest in any benefit or future payments under the Trust will have any right to or security interest in any specific asset of the Trust or any right to assign any benefits or rights which he or she may expect to receive from the Trust.

     Other Arrangements. Pursuant to the provisions of the company's 1990 Stock Incentive Plan, in the event of a change of control of the company, the Committee, in its sole discretion, may accelerate the vesting and payment of any award or may determine that a payment instead of an award may be made. Under the phases of this plan which cover the named executive officers, a participant is entitled to receive a cash payment equal to his annual base salary if the event occurs in the first year of the performance cycle, two-thirds of his annual base salary if the event occurs in the second year of the performance cycle and one-third of his annual base salary if the event occurs in the third year of the performance cycle. In addition, the participant shall receive a "gross up" payment to cover any applicable excise tax, interest or penalties imposed under the Code. Pursuant to the provisions of the company's 1990 Stock Option Plan and the 1996 Stock Incentive Plan, in the event of a change of control of the company, all options outstanding under such plans will become automatically fully vested and immediately exercisable with such acceleration to occur without requirement of any further act by the company or any plan participant. All of the named executive officers participate in the above-described plans.

     PDM, Inc., an Omaha, Nebraska based real estate development firm in which Jack W. Baker serves as president and chief executive officer and is a 50 percent owner, leases 10 supermarket sites and a storage facility in Omaha, Nebraska to the company. The company paid PDM approximately $3.1 million for rent, taxes, and common area maintenance charges in respect to the 10 supermarket sites and the storage facility in 1996. Management of the company believes that the lease payments and other sums paid to PDM for the lease of the 10 Baker's supermarket sites and storage facility are competitive with other grocery stores and storage space in the Omaha market. The company expects to pay a similar amount in 1997.

                                 PROPOSAL NO. 2

             FLEMING COMPANIES, INC. ASSOCIATE STOCK PURCHASE PLAN

     The board of directors has adopted, subject to shareholder approval, the Fleming Companies, Inc. Associate Stock Purchase Plan (the "Stock Purchase Plan"). A description of the Stock Purchase Plan appears below. A copy of the Stock Purchase Plan is attached to this proxy statement as Exhibit A and the description contained herein is qualified in its entirety by reference to the complete text of the Stock Purchase Plan. Capitalized terms used below not otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Plan. The board of directors recommends a vote FOR this proposal.

BACKGROUND

     The Stock Purchase Plan, which offers eligible associates the opportunity to purchase common stock through payroll deductions, is intended to encourage participation in the ownership and economic progress of the company. Eligible associates are those employed by the company continuously for six months prior to the applicable grant date and whose customary employment is more than 20 hours per week and more than five months in any calendar year. Substantially all salaried and hourly associates, totalling approximately 40,000 associates, will be eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under Section 423 of the Code.

ADMINISTRATION

     The Stock Purchase Plan is administered by the Committee. The board of directors may from time to time adopt amendments to the Stock Purchase Plan consistent with Sections 421 and 423 of the Code without the approval of the company's stockholders; provided, unless stockholder approval is obtained, no such amendment may increase the aggregate number of shares that may be issued under the Stock Purchase Plan or change the class of associates eligible to participate. The board of directors may terminate the Stock Purchase Plan at any time and such action will result in a refund to the participants of the sums credited to their accounts plus interest on the average balance in the Accounts at the rate of 5% per annum. Unless sooner terminated, the Stock Purchase Plan will terminate on June 30, 2002.

ISSUANCE OF OPTIONS

     One million eight hundred thousand (1,800,000) shares of the company's authorized but unissued common stock have been set aside for purchase under the Stock Purchase Plan. An eligible associate may elect to participate in the Stock Purchase Plan by executing an Option Agreement authorizing payroll deductions from such participant's basic compensation in an amount equal to either 1%, 2%, 3%, 4%, 5% or 6% of such compensation. A participant's basic compensation, which excludes any form of extraordinary compensation such as overtime, prizes, bonuses, commissions, reimbursed relocation expenses and the like, is determined as of the date which is one month prior to the applicable granting date and will be annualized for purposes of the Stock Purchase Plan. Increases but not decreases in a participant's basic compensation occurring after the date of determination will be disregarded for the purchase period for which such calculation was made. The Stock Purchase Plan limits purchases by a participant during any Purchase Period to 1,000 shares of common stock.

     If on any granting date there are insufficient uncommitted shares available for stock options out of the shares reserved for the Stock Purchase Plan (as a result of prior purchases under the Stock Purchase Plan), the contemplated next purchase period or periods may be cancelled. If there is an over-subscription by participants of the remaining shares set aside for the Stock Purchase Plan on any granting date, a proportionate reduction will be made for that purchase period.

EXERCISE OF OPTIONS

     The Option Price of the common stock to be purchased under any purchase period will be the lower of 85% of the fair market value of such stock on the applicable Granting Date or 85% of the fair market value of such stock on the applicable Exercise Date, provided, however, the Option Price will not be lower than the par value of the common stock. The fair market value of the common stock as of February 25, 1997, was $17.50 per share. The number of shares purchased at the end of each purchase period will be determined under the following formula:

                     Account Balance
                      ------------   = Total Stock Entitlement
                      Option Price

     Only whole shares of common stock will be issued. Stock issued under the Stock Purchase Plan will not exceed 1,800,000 shares subject to certain adjustments to prevent the possible dilution of participants' interests. Participants are protected against dilution in the event of a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction by an appropriate adjustment being made to the aggregate number of shares reserved for purchase under the Stock Purchase Plan and to the Option Price per share, except that upon a dissolution or liquidation of the company or a merger or consolidation in which the company is not the surviving or the resulting corporation, the Stock Purchase Plan will terminate. Any option granted pursuant to the Stock Purchase Plan will terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of each participant's Account will be refunded.

TAX AND ACCOUNTING ASPECTS

     The company has been advised by its counsel with respect to the federal income tax aspects of options granted under the Stock Purchase Plans as follows:

     Stock options granted under the Stock Purchase Plan will qualify as options granted under an "employee stock purchase plan" as defined in Section 423 of the Code and will be taxed in accordance with Sections 421 and 423 thereof and the regulations issued thereunder. The grant of an option to an associate pursuant to the terms of the Stock Purchase Plan will be without federal income tax consequences to the company and the associate, and the exercise of an option (options are deemed exercised if an associate is a participant on any Exercise Date) would result in neither taxable income to an associate nor a deduction to the company, provided the associate does not dispose of the shares within two years after the date of the grant of the option and within one year after the transfer to him of the shares of common stock represented by the option. If a disposition occurs within either of said periods, the associate may realize ordinary income on part or all of the gain and the company will be entitled to a deduction for the amount taxed to the associate as ordinary income. If an associate holds the shares acquired under the option for the required time and a disposition or the associate's death occurs thereafter, the associate will realize ordinary income on the excess of (i) the lesser of the fair market value of the shares on the associate's applicable granting date, the disposition date, or the date of the associate's death, over (ii) his Option Price, and the company will not be entitled to a deduction for such amount. In such event, any additional gain realized as the result of the disposition will be taxed to the associate as a capital gain under the Code.

     Under generally accepted accounting principles, assuming an equal proportionate number of shares of company common stock are sold each fiscal year under the plan, and the value of the company common stock remains constant over the life of the plan, the company will recognize a pre-tax charge to earnings during each fiscal year of the plan approximating $800,000 to $950,000. In addition, and further assuming no earnings change from 1996, there will be an approximate $.01 dilution in earnings per share during each fiscal year of the plan.

NEW PLAN BENEFITS

     Since participation in the Stock Purchase Plan is at the election of the associate, the dollar value and number of options granted are not determinable with respect to the named executive officers, the executive group or the non-executive officer employee group. The non-employee director group cannot participate in the Stock Purchase Plan.

VOTE REQUIRED

     To be adopted, the Stock Purchase Plan must be approved by the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FLEMING COMPANIES, INC. ASSOCIATE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the audit and finance committee, the board of directors has reappointed Deloitte & Touche LLP as independent auditors for 1997 and is requesting ratification by the shareholders. Deloitte & Touche LLP has audited the consolidated financial statements since 1967.

     Services performed by Deloitte & Touche LLP for the 1996 fiscal year included, among others, the audit of annual financial statements and consultations concerning various tax and accounting matters. Representatives of Deloitte & Touche LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to answer questions.

     Ratification of the appointment of independent auditors requires the affirmative vote by the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                 PROPOSAL NO. 4

                      SHAREHOLDER PROPOSAL RELATING TO THE
                   COMPANY'S PREFERRED SHARE PURCHASE RIGHTS

     The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C., 20001, the beneficial owner of 65 shares of company stock, has submitted the following proposal for action at this annual meeting:

     On May 1, 1996, shareholders holding 64% of the stock voted at the annual meeting recommended that Fleming's shareholder rights plan, or "poison pill," be redeemed. We believe this vote reflected investor opposition to devices that insulate failed management plans and the desire for shareholder oversight of "shareholder rights plans."

     On June 19, 1996, Fleming announced its board had acted by itself to renew its pill. It dismissed the 2-to-1 shareholder vote as "advisory of the desires of certain shareholders." Fleming management had said of the Board's position on the pill, "What they'll do is their business and when they do it is their business," according to one press account.

     We believe this dishonors shareholder rights, a view also expressed by the Council of Institutional Investors in repeated letters to Fleming.

     Fleming's stated reasons for its pill include preventing new owners from changing the direction of the company "when the results of the [incumbent management's] re-engineering plan have not been realized." Indeed, Fleming's stock price has declined steadily for several years amidst skepticism about management plans. Several shareholders, including Fleming founding family member Jim Fleming, criticized management at last year's shareholder meeting. One Wall Street analyst noted, "There is a pattern of a big sprawling company not under tight controls."

     Again, shareholders recommended termination of the company's pill out of concern for management insulation and shareholder prerogatives. Fleming's response to this vote, we believe, necessitates a further step. Therefore, we recommend the following binding resolution permitting Fleming to institute a "pill," but only with majority support of its shareholders.

     Resolved, that the shareholders hereby exercise their right under 18 O.S.A. Sec. 1013 to amend the bylaws of Fleming Companies, Inc. to add the following
Article:

Article X

Poison Pills (Shareholders Rights Plans)

     A. The Corporation shall not adopt or maintain a poison pill, shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive (such as the 1986 "Rights Agreement"), unless such a plan is first approved by A

MAJORITY shareholder vote. The company shall redeem any such rights now in effect. The affirmative vote of a majority of shares voted shall suffice to approve such a plan.

     B. This article shall be effective immediately and automatically as of the date it is approved by the affirmative vote of the holders of a majority of the shares, present in person or by proxy at a regular or special meeting of the shareholders.

     C. Notwithstanding any other provision of these bylaws, this Article may not be amended, altered, deleted or modified in any way by the Board of Directors without prior shareholder approval.

COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING
REASONS:

     The 1996 Rights Plan was adopted by the board at its meeting on February 27, 1996 effective upon the expiration of the 1986 Rights Plan. In May 1996, the shareholders approved a nonbinding proposal recommending that the board redeem the rights. On July 6, 1996, the 1996 Rights Plan became effective. The board of directors has amended the 1996 Rights Plan to accelerate its termination date to 5:00 p.m. central daylight time on April 30, 1997. As a result of this amendment, the company will no longer have a rights plan after April 30, 1997. Although the board still believes rights plans to be a valuable tool and in the best interest of the shareholders, it voted to terminate the 1996 Rights Plan
(i) in view of the shareholder vote at the 1996 annual meeting where 64% of the shareholders recommended that the rights be redeemed, (ii) because it believes the proposal made by the International Brotherhood of Teamsters General Fund (the "Teamsters"), if it becomes effective, would leave the company vulnerable to a hostile takeover; and (iii) it believes that the Teamsters' proposal is overly broad and unclear with respect to its intended effect on various company agreements with change of control provisions.

     Although the board has terminated the 1996 Rights Plan effective April 30, 1997, it has reserved the right to exercise its fiduciary duties in the future and adopt a new rights plan in the event of a hostile takeover threat. In such a case, the board's decision to adopt a new plan will be subjected to heightened scrutiny, and the board must establish that adoption of a new plan is reasonable in relation to the threat posed by the hostile raider.

     The Teamsters' proposal not only requires redemption of the rights under the 1996 Rights Plan, but also prevents the company from adopting any "rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive . . ., unless such a plan is first approved by a majority shareholder vote."

     The board believes that the Teamsters' proposal forces the board to abdicate its duties to protect shareholders in the event of a hostile takeover threat. Under the Teamsters' proposal, adoption of a new rights plan would require approval of a majority shareholder vote, which involves the calling of a special meeting and the circulation of a proxy statement and which takes time -- time which is generally not available during a hostile takeover attempt.

     In addition to depriving the board of exercise of its fiduciary duties, the board believes the Teamsters' proposal is overly broad. The company typically is required to include change of control provisions in its loan agreements and other debt instruments. These provisions by their very nature are designed to have the effect of making acquisitions of large holdings of the company's stock more difficult, because, in the event of a change of control, the loan is typically accelerated and the entire amount becomes due and payable when the change of control occurs. It is not clear under the language of the Teamsters' proposal whether the company would have to submit such a provision to a shareholder vote before it could be included in a loan document. Since most lenders insist on a provision like this, it may affect the company's ability to borrow funds in the future or to renegotiate existing loan agreements.

     In September, 1996, the Teamsters filed an action for injunctive relief in the United States District Court for the Western District of Oklahoma requiring the company to include the above proposal in this proxy statement. The company responded claiming that the proposal could be properly excluded since its implementation was not a proper action for shareholders under Oklahoma law. In January, 1997, the District Court Judge ruled that the proposal is a proper action for shareholders under Oklahoma law and, therefore, the company must include the Teamsters' proposal in this proxy statement. The company has appealed, but does not expect a decision from the Tenth Circuit before the annual meeting.

     The board still believes rights plans are in the best interests of shareholders and that the Teamsters' proposal violates Oklahoma law. Accordingly, the company will pursue its appeal to the Tenth Circuit of the decision of the District Court that the Teamsters' proposal is a proper action for shareholders under Oklahoma law. However, regardless of the outcome on appeal, the 1996 Rights Plan will terminate on April 30, 1997, and the board will not adopt a new rights plan unless faced with a hostile takeover threat. Under those circumstances, in any court challenge to the plan, the board would have to establish that adoption of a new plan is reasonable in relation to the threat posed.

     In 1994, the board and management embarked on an aggressive reengineering plan which in part has caused the company's performance to lag, which the board believes is one of the reasons for the Teamsters' proposal. The company and its shareholders deserve the opportunity to see management's plan through to its fruition. The board believes that rights plans are not tools for management's insulation but are protective devices to assure that all shareholders receive fair and equal treatment; prevent against partial tender offers, squeeze-outs and other abusive tactics; and serve as "bargaining chips" that will assist the board in obtaining a higher price for all of the company's stock in the event of a hostile takeover.

     In support of the board's position on the rights plan, the following appeared in a recent article in the "Institutional Investor" by Lyn Perlmuth:

     "A recent study by J.P. Morgan of the 245 $500 million -- plus majority -- stake acquisitions from 1988 to 1995 found that the median acquisition premium (the price paid over the stock price five days before the offer) was 16 percent higher when a company had a poison pill [Share Rights Plan] in place. The premium on the 139 deals in which the target company had a poison pill was 51.4 percent, versus 35.5 percent on the 106 deals without pills. The differential was significant whether or not the deals were hostile or friendly, whether or not the financing was all stock, all cash or a mixture and whether or not the deal was for more or less than $1 billion."

     Even though the board believes rights plans serve to protect shareholders against certain abusive takeover practices and to ensure that all shareholders are treated fairly and equally, it has voted to redeem the 1996 Rights Plan for the reasons stated above. The board urges you to vote against the Teamsters' proposal because (i) it deprives the board of its ability to exercise its fiduciary duties and protect shareholders in the face of a hostile takeover attempt, and (ii) it is overly broad and unclear with respect to its intended effect on various company agreements with change of control provisions.

IT IS FOR THESE REASONS THE BOARD URGES THE SHAREHOLDERS TO VOTE AGAINST THE PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROPERLY EXECUTED PROXIES WILL BE VOTED AGAINST THE PROPOSAL.

TEAMSTERS' RESPONSE TO COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL

     The company gave the Teamsters an opportunity to respond to its Statement in Opposition to the Teamsters' Proposal and received the following response:

     Management's gesture to drop its shareholder rights plan lacks real substance. Management can reinstate its "pill" at any time without shareholder approval. Indeed, management admits that it may reinstitute a poison pill at any time. Moreover, management's decision to redeem its plan comes only after it failed to convince the federal courts that the shareholders should not be allowed to vote on this resolution. It is not a genuine change of heart but a purely tactical move to defuse shareholder support for the resolution now that management is required to let the shareholders vote. We respectfully request that all shareholders support this initiative to insist on shareholder rights over the "shareholder rights plan".

                                 SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the company. Such persons are also required by applicable regulations to furnish the company with copies of all Section 16(a) forms they file. To the company's knowledge, based solely on a review of the copies of such reports furnished to the company and written representations that no other reports were required to be filed, during 1996 all Section 16(a) filing requirements were complied with except that a Form 3 for Jack W. Baker, a director of the company, was not timely filed. The report was filed approximately two weeks late, and the delay was due to the company's inadvertent failure to timely provide him with a copy of the proper form.

SHAREHOLDER PROPOSALS

     Any proposals of shareholders intended to be presented at the 1998 annual meeting must be received not later than November 17, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to the meeting.

OTHER BUSINESS

     The board of directors knows of no business which will be presented for action at the meeting other than that described in the notice of annual meeting. If other matters come before the meeting, the proxies will be voted according to the judgment of the persons named on the proxy card.

     It is important that the proxies be returned promptly. Therefore, shareholders who do not expect to attend the annual meeting in person are requested to complete and return the proxy card as soon as possible.

                                              By Order of the Board of Directors

                                              David R. Almond
                                              Senior Vice President
                                              General Counsel and Secretary

                                                                       EXHIBIT A

                            FLEMING COMPANIES, INC.

                         ASSOCIATE STOCK PURCHASE PLAN

                          Effective Date: July 1, 1997

                            FLEMING COMPANIES, INC.
                         ASSOCIATE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I       NAME AND PURPOSE OF PLAN.................................   A-1
                1.1   Name of Plan.......................................   A-1
                1.2   Purpose............................................   A-1

ARTICLE II      DEFINITIONS..............................................   A-1
                2.1   Definitions........................................   A-1
                2.2   Construction.......................................   A-3
ARTICLE III     FUNDING AND EARLY WITHDRAWAL OF ACCOUNTS.................   A-4
                3.1   Stock Purchase Accounts............................   A-4
                3.2   Participant's Contributions........................   A-4
                3.3   Continued Participation; Voluntary Withdrawal from
                      Plan...............................................   A-5
                3.4   Withdrawal by Terminating Participant..............   A-5
                3.5   Reparticipation....................................   A-5
                3.6   Interest Accrual...................................   A-5

ARTICLE IV      EXERCISE OF STOCK OPTION.................................   A-6
                4.1   Exercise...........................................   A-6
                4.2   Amount of Shares of Stock..........................   A-6
                4.3   Distribution.......................................   A-7
                4.4   Issuance of Shares; Stock Certificates.............   A-7

ARTICLE V       MAXIMUM SHARES OF STOCK AVAILABLE........................   A-7
                5.1   Maximum Number of Shares Available to
                      Participants.......................................   A-7
                5.2   Maximum Authorized Shares..........................   A-7
                5.3   Termination of Offering for the Second and
                      Subsequent Purchase Periods........................   A-7

ARTICLE VI      ADMINISTRATION...........................................   A-8
                6.1   Appointment of Committee...........................   A-8
                6.2   Committee Powers and Duties........................   A-8
                6.3   Committee to Make Rules and Interpret Plan.........   A-8

ARTICLE VII     AMENDMENT OF THE PLAN....................................   A-8

ARTICLE VIII    RECAPITALIZATION AND EFFECT OF CERTAIN TRANSACTIONS......
                                                                            A-8
                8.1   Stock Adjustments..................................   A-8
                8.2   Effect of Certain Transactions.....................   A-9
                8.3   Stockholder Approval...............................  A-10
                8.4   Regulatory Approval and Listings...................  A-10

                                                                           PAGE
                                                                           ----
ARTICLE IX      MISCELLANEOUS............................................  A-10
                9.1   Notices............................................  A-10
                9.2   Application of the Funds...........................  A-10
                9.3   Repurchase of Stock................................  A-10
                9.4   Alternate Contribution Methods.....................  A-10
                9.5   Nonassignability...................................  A-10
                9.6   Government Regulation..............................  A-11
                9.7   Effective Date of Plan.............................  A-11
                9.8   Termination of Plan................................  A-11
                9.9   No Obligations to Exercise Stock Option............  A-11
                9.10  Right to Continued Employment......................  A-11
                9.11  Reliance on Reports................................  A-11
                9.12  Applicable Law.....................................  A-11
                9.13  Construction.......................................  A-11

             FLEMING COMPANIES, INC. ASSOCIATE STOCK PURCHASE PLAN

                                   ARTICLE I

                            NAME AND PURPOSE OF PLAN

     1.1 Name of Plan. This Plan shall be known as: Fleming Companies, Inc. Associate Stock Purchase Plan.

     1.2 Purpose. The Fleming Companies, Inc. Associate Stock Purchase Plan, by offering Associates the opportunity to purchase the Company's Stock through payroll deductions, is intended to encourage participation in the ownership and economic progress of the Company. Associates may only be granted Stock Options to purchase Stock. Except as otherwise provided in the Plan, by reason of their employment relationship with the Company and/or the Employer, all Associates of all Employers will be eligible to participate in the Plan.

                                   ARTICLE II

                                  DEFINITIONS

     2.1 Definitions. Where the following capitalized words and phrases appear in either a singular or plural form in this instrument, they shall have the respective meanings set forth below unless a different context is clearly expressed herein.

          (a) Account and Account Balance:

              (i) The word "Account" shall mean the record established and maintained to record the interest in the Plan of each Participant in accordance with Article III.

              (ii) The words "Account Balance" shall mean the credited balance standing in a Participant's Account from time to time.

          (b) Annual Compensation: The phrase "Annual Compensation" shall have the meaning set forth in Section 3.2.

          (c) Associate: The word "Associate" shall mean any person employed by the Employer on the basis of an employer-employee relationship who receives remuneration for personal services rendered to the Employer.

          (d) Board: The word "Board" shall mean the Board of Directors of the Company.

          (e) Code: The word "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (f) Committee: The word "Committee" shall mean the Compensation and Organization Committee of the Board referred to in Article VI.

          (g) Company: The word "Company" shall mean Fleming Companies, Inc., an Oklahoma corporation.

          (h) Employer: The word "Employer" shall mean the Company and any Subsidiary of the Company.

          (i) Exercise Date: The words "Exercise Date" shall mean June 30 of any year during which the Plan is in existence, being June 30, 1998, 1999, 2000, 2001 and 2002.

          (j) Fair Market Value: The words "Fair Market Value" shall mean (A) during such time as the Stock is listed upon the New York Stock Exchange or other exchanges or the NASDAQ/National Market System, the closing price of the Stock on such stock exchange or exchanges or the NASDAQ/National Market System on the day for which such value is to be determined, or if no sale of the Stock shall have been made on any such stock exchange or the NASDAQ/National Market System that day, on the next preceding day on which there was a sale of such Stock or (B) during any such time as the Stock is not listed upon an established stock exchange or the NASDAQ/National Market System, the mean between dealer "bid" and "ask" prices of the Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

          (k) Granting Date: The words "Granting Date" shall mean the beginning of each applicable Purchase Period, being July 1, 1997, 1998, 1999, 2000 and 2001.

          (l) Option Agreement: The words "Option Agreement" shall mean an agreement to be executed by the Participant and the Company, which shall comply with the terms of the Plan and shall be in such form as the Committee agrees upon from time to time.

          (m) Option Price: The words "Option Price" shall mean the price which shall be paid by the Participant from his Account for any Stock purchased on an applicable Exercise Date pursuant to any Stock Option granted to such Participant; provided, such option price shall be the lesser of:

              (i) 85% of the per share Fair Market Value on the Granting Date of the Purchase Period applicable to such Participant: or

              (ii) 85% of the per share Fair Market Value on the Exercise Date of the Purchase Period applicable to such Participant.

     Provided, in no event shall the Option Price per share be less than the par value of the Stock.

          (n) Participant: The word "Participant" shall mean an Associate (i) who executes with the Company an Option Agreement on or prior to a Granting Date, (ii) who on such Granting Date has been continuously employed by the Employer for at least six months, and (iii) whose customary employment is more than 20 hours per week and more than five months in any calendar year. Provided, for purposes of calculating the foregoing six month service requirement for an Associate, all employment service with the Company and its Subsidiaries will be recognized. The word "Participant" shall also include the legal representative of a deceased Participant, and a Participant who, within three months prior to the end of the applicable Purchase Period for which he is a Participant, terminates his employment with the Employer on account of (i) retirement on or after age 55, (ii) retirement because of disability, (iii) lay off by the Employer, or (iv) an authorized leave of absence granted by the Employer. "Disability" for purposes of this Subsection (n) shall mean a physical or mental condition which, in the judgment of the Committee, totally and permanently prevents a Participant from engaging in any substantial gainful employment with the Employer. A determination that disability exists shall be based upon independent medical evidence satisfactory to the Committee. In the event that any Employer ceases to be a Subsidiary of the Company, the Associates of such Employer will be deemed to have terminated employment as of such date.

          (o) Plan: The word "Plan" shall mean this Fleming Companies, Inc. Associate Stock Purchase Plan, and any amendments thereto.

          (p) Purchase Period: The words "Purchase Period" shall mean any one year period commencing on July 1 and ending on June 30 of each year during which the Plan is in existence, as follows:

              (i) "First Purchase Period" -- July 1, 1997 through June 30, 1998.

              (ii) "Second Purchase Period" -- July 1, 1998 through June 30,
         1999.

              (iii) "Third Purchase Period" -- July 1, 1999 through June 30,
         2000.

              (iv) "Fourth Purchase Period" -- July 1, 2000 through June 30,
         2001.

              (v) "Fifth Purchase Period" -- July 1, 2001 through June 30, 2002.

          (q) Stock: The word "Stock" shall mean the common stock of the Company, par value $2.50 per share, authorized for issuance pursuant to the terms of the Plan, subject to Article VIII of the Plan.

          (r) Stock Option: The words "Stock Option" shall mean the right of a Participant on an applicable Exercise Date to purchase the number of whole shares of Stock as provided in Article IV.

          (s) Subsidiary: The word "Subsidiary" shall mean any present or future subsidiary corporation of the Company as defined in Section 424 of the Code.

          (t) Terminating Participant: The words "Terminating Participant" shall mean a Participant who terminates his employment for reasons other than those set forth in Subsection 2.1(n).

     2.2 Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.

                                  ARTICLE III

                    FUNDING AND EARLY WITHDRAWAL OF ACCOUNTS

     3.1 Stock Purchase Accounts. As of the applicable Granting Date, there shall be established and maintained under the Plan in the name of each Participant (who is a Participant with respect to the Purchase Period pertaining to such Granting Date) an Account which shall be debited and credited in accordance with the following Sections of this Article III.

     3.2 Participant's Contributions. By becoming a Participant, authorization shall be deemed to be automatically given by the Participant for his periodic contributions which shall be credited to his Account calculated as follows:

          FIRST: The Participant's basic compensation rate (excluding any form of extraordinary compensation such as overtime, prizes, bonuses, commissions, reimbursed relocation expenses and the like), as of the date ("Determination Date") which is one month prior to the applicable Granting Date, shall be determined and annualized ("Annual Compensation"). Increases in such basic compensation rate after such Determination Date shall be disregarded for that Purchase Period. Decreases in such basic compensation rate shall be adjusted as provided hereinafter.

          SECOND: Prior to the applicable Granting Date, the Participant shall elect in his Option Agreement filed with the Committee a percentage of either 1%, 2%, 3%, 4%, 5%, or 6% ("Contribution Rate"); provided, an election, once made with respect to any Purchase Period cannot be changed after commencement of the Purchase Period; and provided further, a Participant may elect to change his Contribution Rate for succeeding Purchase Periods by notifying the Committee within 10 days of any succeeding Granting Date. If a Participant receives a "hardship withdrawal" from a cash or deferred arrangement established by the Employer under
     Section 401(k) of the Code, he shall be prohibited from making contributions to his Account under this Plan for a period of 12 months after receipt of such hardship distribution.

          THIRD: The Participant's Annual Compensation for the applicable Purchase Period shall be multiplied by his Contribution Rate, and the product thereof shall equal his aggregate maximum contributions ("Aggregate Contributions") to be made under the Plan for the applicable Purchase Period.

          FOURTH: A Participant's Aggregate Contributions shall be divided by the number of his payroll payment dates falling within the applicable Purchase Period to determine the dollar amount of equal periodic contributions which shall be withheld by the Employer by payroll deduction. If a Participant's number of payroll payment dates thereafter shall be changed, appropriate adjustment shall be made so that equal periodic contributions shall be made. Provided, in the event that a Participant incurs a decrease in his basic compensation during any Purchase Period, and such Participant is not a Terminating Participant or has not voluntarily withdrawn from the Plan, then, in such event, and if requested by the Participant, appropriate adjustments will be made by the Committee to reduce the maximum amount of periodic contributions which such Participant would otherwise make pursuant to the Plan to his Stock Purchase Account. The reduction shall occur by determining the Participant's reduced basic compensation rate and then multiplying such rate by the Contribution Rate which such Participant had previously elected for that Purchase Period. This reduced amount thereafter will be credited to the Stock Purchase Account of such Participant for the balance of the applicable Purchase Period.

     3.3 Continued Participation; Voluntary Withdrawal from Plan. Once a Participant elects to participate in the Plan, he shall thereafter remain as a Participant until expiration or termination of the Plan, unless he otherwise withdraws from, or otherwise becomes ineligible to participate in the Plan. A legal representative of a deceased Participant and a Participant who terminates employment for any reasons specified in Subsection 2.1(n) within three months prior to the end of the applicable Purchase Period will continue to be a Participant in the Plan until the next succeeding Exercise Date unless such Participant or his representative (in the event of the Participant's death) elects to withdraw from the Plan pursuant to this Section 3.3. A Participant may withdraw from the Plan at any time by filing a written notice with the Committee of withdrawal prior to the next applicable Exercise Date. Upon a Participant's withdrawal, his entire Account Balance, if any, on the date of withdrawal shall be refunded to him.

     3.4 Withdrawal by Terminating Participant. A Terminating Participant shall be deemed to have made an election to withdraw from the Plan on the date his employment terminates. Upon such withdrawal, his entire Account Balance, if any, on the date of withdrawal, shall be refunded to him.

     3.5 Reparticipation. A Participant who withdraws under Section 3.3 within any Purchase Period shall not be eligible to reenter the Plan with respect to the same Purchase Period; provided, a Participant who withdraws from the Plan under Section 3.3 prior to the end of any Purchase Period shall not be precluded from becoming a Participant with respect to any succeeding Purchase Period if he has satisfied the eligibility requirements of the Plan.

     3.6 Interest Accrual. With respect to the refund or distribution of an Account Balance under either of Sections 3.3 or 3.4, no interest shall be paid or payable. If the Plan is terminated under either of Sections 8.2 or 9.8, the refund of an Account Balance shall be with interest at a per annum rate of 5% and shall be computed upon the average balance in such Participant's Account for the period of time following the Granting Date applicable to such Participant and ending on the day of the withdrawal or distribution.

                                   ARTICLE IV

                            EXERCISE OF STOCK OPTION

     4.1 Exercise. If a Participant has not made an earlier election to withdraw pursuant to either of Sections 3.3 or 3.4, he shall be deemed to have elected to exercise his Stock Option as of each Exercise Date with respect to the applicable Purchase Period.

     4.2 Amount of Shares of Stock.

          (a) Subject to the Subsection (b) following, the whole number of shares of Stock to which a Participant shall be entitled ("Total Stock Entitlement") upon the applicable Exercise Date shall be determined under the following formula:

                     Account Balance
                      ------------   = Total Stock Entitlement
                      Option Price

     Provided, the Account Balance for purposes of this Section 4.2 shall be determined without crediting any interest thereon.

          (b) The Total Stock Entitlement computed for each Participant shall be reduced to the extent that any of the following Subsections shall apply:

              (i) No Participant shall be entitled to participate in the Plan to a greater extent than that permitted under Section 423(b)(3) of the Code. Thus, no Associate may be granted a Stock Option if such Associate, immediately after the Stock Option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or any Subsidiary (if applicable). For purposes of this Subsection, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which the Associate may purchase under all outstanding stock options shall be treated as stock owned by the Associate.

              (ii) No Participant shall be entitled to participate in the Plan to a greater extent than that permitted under Section 423(b)(8) of the Code. Thus, no Associate may be granted a Stock Option which permits his rights to purchase stock under all such "employee stock ownership plans" of the Company and its parent or any Subsidiary (if applicable) intended to qualify under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Stock Option is granted) for each calendar year in which such Stock Option is outstanding at any time. For purposes of this Subsection, (1) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year; (2) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such stock option is granted) for any one calendar year; and (3) a right to purchase stock which has accrued under one option granted pursuant to any such plan may not be carried over to any other such stock option.

     4.3 Distribution. A Participant's Total Stock Entitlement as determined under Section 4.2 shall be distributed to him pursuant to Section 4.4(b) together with any cash which is not applied toward the purchase of whole shares of Stock. No interest shall be payable upon such refunded Account Balance.

     4.4 Issuance of Shares; Stock Certificates.

          (a) The shares of Stock purchased by a Participant on the applicable Exercise Date shall for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

          (b) As soon as practicable after each Exercise Date, the Company shall issue and deliver a certificate, registered in the Participant's name, for the number of shares of Stock purchased.

                                   ARTICLE V

                       MAXIMUM SHARES OF STOCK AVAILABLE

     5.1 Maximum Number of Shares Available to Participants. If on the Exercise Date of any Purchase Period the Total Stock Entitlement for all Participants, determined under Section 4.2 hereof exceeds the number of shares of Stock available for issuance under the Plan, there shall be a proportionate reduction for the ensuing applicable Purchase Period of each Participant's Total Stock Entitlement in order to eliminate such excess. Notwithstanding any provision herein to the contrary, the maximum number of shares a Participant will be allowed to purchase during any Purchase Period is 1,000 shares of Stock.

     5.2 Maximum Authorized Shares. Subject to adjustment under Article VIII, the maximum number of shares of Stock which may be issued under the Plan shall not in the aggregate exceed 1,800,000 shares of Stock whether it be authorized but unissued shares of Stock or treasury shares of Stock.

     5.3 Termination of Offering for the Second and Subsequent Purchase
Periods. If in the opinion of the Committee, there is insufficient Stock available for Stock Options at any Granting Date after the July 1, 1997 Granting Date, the Committee may terminate the offering contemplated for any or all succeeding Purchase Periods.

                                   ARTICLE VI

                                 ADMINISTRATION

     6.1 Appointment of Committee. The Plan shall be administered by the Committee appointed by the Board and consisting of not less than two members from the Board none of whom shall be Associates of the Company or a Subsidiary while serving on the Committee. The members of the Committee shall serve at the pleasure of the Board and shall be ineligible to participate under the Plan. Any member may serve concurrently as a member of any other administrative committee of any other plan of the Company or its affiliates entitling participants therein to acquire stock, stock options or deferred compensation rights including stock appreciation rights.

     6.2 Committee Powers and Duties. The Committee shall have all the powers and authorities which are reasonably appropriate and necessary to discharge its duties under the Plan.

     6.3 Committee to Make Rules and Interpret Plan. The Committee, in its sole discretion, shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise rules and regulations with respect to the administration of the Plan and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

                                  ARTICLE VII

                             AMENDMENT OF THE PLAN

     The Board may at any time, or from time to time, amend the Plan in any respect consistent with Sections 421 and 423 of the Code, except that, without approval of the stockholders, no amendment shall (i) increase the maximum number of shares reserved under the Plan other than as provided in Article VIII, or
(ii) make the Plan available to any person who is not a Participant.

                                  ARTICLE VIII

              RECAPITALIZATION AND EFFECT OF CERTAIN TRANSACTIONS

     8.1 Stock Adjustments. In the event that the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the

Plan as provided in Section 5.2 hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Stock Options under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, in no such event will such adjustment result in a modification of any Stock Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Stock, or any stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Stock Option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Stock available under the Plan or to which any Stock Option relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Stock available under the Plan or to which a Stock Option relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Section 8.1 and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Section 8.1 which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Stock relating to any Stock Option immediately prior to exercise of such Stock Option.

     No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. Any adjustments under this Section 8.1 shall be made according to the sole discretion of the Company, and its decision shall be binding and conclusive.

     8.2 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Stock Option hereunder shall pertain to and apply to the shares of stock of the Company, but a dissolution or liquidation of the Company or merger or consolidation in which the Company is not the surviving or the resulting corporation shall cause the Plan and any Stock Option hereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the Account Balance of each Participant shall be refunded to him. Provided, that for the purpose of this Section 8.2, if any merger, consolidation or combination occurs in which the Company is not the surviving corporation and is the result of a mere change in the identity, form or place of organization of the Company accomplished in accordance with Section 368(a)(1)(F) of the Code, then, such event shall not cause a termination.

     8.3 Stockholder Approval. The Plan shall be approved by the holders of a majority of the outstanding shares of Stock, present, or represented, and entitled to vote at a meeting called for such purposes, which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. In the event stockholder approval is not obtained within such twelve-month period, the Plan and all such Stock Options and such Stock shall be void.

     8.4 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following stockholder approval pursuant to Section 8.3, and keep continuously effectively and usable, a Registration Statement on Form S-8 with respect to shares of Stock subject to Stock Options hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Stock evidencing Stock Options prior to:

          (a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

          (b) the admission of such shares to listing on the stock exchange on which the Stock may be listed; and

          (c) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Notices. Any notice which a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective when received by the Committee.

     9.2 Application of the Funds. All funds received by the Company under the Plan may be used for any corporate purpose.

     9.3 Repurchase of Stock. The Company shall not be required to repurchase from any Participant shares of Stock which he acquired under the Plan.

     9.4 Alternate Contribution Methods. If authorized payroll deductions of a Participant's periodic contributions under Section 3.2 are not permitted by reason of the provisions of any law applicable to an Employer, the Committee shall adopt an appropriate alternative method under which affected Participants may make payment for shares of Stock purchased hereunder which would otherwise have been made pursuant to Section 3.2.

     9.5 Nonassignability. Stock Options are exercisable only by the Participant during his lifetime, or by his estate or the person who acquires the right to exercise such Stock Option upon his death by bequest or inheritance, and are not transferable by him other than by will or the laws of descent and distribution. No Stock Option shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except for transfer by will or the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Stock Option contrary to the provisions hereof, shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Stock Option involved in such attempt.

     9.6 Government Regulation. The Company's obligation to sell and deliver the Stock under the Plan is at all times subject to any and all approvals, rules and regulations of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

     9.7 Effective Date of Plan. The Plan shall become effective on July 1, 1997, if prior to that date the Plan has been approved by the holders of a majority of the common stock of the Company present, or represented, and entitled to vote at a meeting called for such purposes.

     9.8 Termination of Plan. The Plan shall continue in effect through June 30, 2002, unless terminated pursuant to Section 8.2 or by the Board, which shall have the right to terminate the Plan at any time. Upon the termination of the Plan pursuant to this Section 9.8 or Section 8.2, the Account Balance of each Participant shall be refunded to the Participant.

     9.9 No Obligations to Exercise Stock Option. The granting of a Stock Option shall impose no obligation upon the Participant to exercise his Stock Option.

     9.10 Right to Continued Employment. Participation in the Plan shall not give any Participant any right to remain in the employ of the Employer. The Employer reserves the right to terminate any Participant at any time.

     9.11 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

     9.12 Applicable Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Oklahoma.

     9.13 Construction. It is intended that this Plan shall qualify in accordance with Sections 421 and 423 of the Code, and the provisions of this Plan shall be interpreted and applied in a manner consistent with such intent. Pursuant to the terms of the Plan and the applicable provisions of the Code, all Participants in the Plan will have the same rights and privileges and all such Participants will be treated in an equal, uniform and nondiscriminatory manner.

                                                                     EXHIBIT B-1

                        GUIDELINES FOR BOARD COMPOSITION

Size: Between 3 and 20 members (as set by Restated Certificate of Incorporation). Board chooses within those parameters.

Classes: 3 staggered classes of 3 years each (as set by Restated Certificate of Incorporation).

Mix: Maximum of 3 inside directors; must always be a majority of independent directors.

Independent Director:          Must offer to stand down at end of term following
                               change in occupation or profession that would diminish director's ability to contribute as a board member.

Inside Director:
  (Non-CEO)
                               Must offer to resign from board upon the earlier of either reaching age 65 or retirement, resignation, other termination from company, or downward revision of status in company.

Disability:                    Must stand down if suffering from disability or
                               ill health sufficiently serious to prevent active participation in board affairs over a sustained period.

Retirement from Board:         A director must retire from the board during the
                               month following his or her 70th birthday.

Attendance:                    If cumulative attendance at board and committee
                               meetings over two successive years falls below
                               60%, director must offer to stand down.

                                                                     EXHIBIT B-2

                        GUIDELINES FOR BOARD CANDIDATES

1. A director should have the ability to apply good independent judgment to a business situation and should be able to represent broadly the interests of all the company's shareholders and constituencies. Board members should be recommended primarily on the basis of their qualification to meet these fundamental criteria.

2. A director must be free of any conflicts of interest which would interfere with his or her loyalty to the company and its shareholders. Those who have positions with or significant interests in competitors of the company may not be considered. To avoid even the appearance of a conflict of interest, members of legal firms which provide legal counsel to the company and representatives of investment banking houses, commercial banks or management consulting firms which have or are anticipated to have business relations with the company should not be considered.

3. In addition, the following criteria should be considered in recommending candidates for board membership, although these should not be applied rigidly:

     a.  Maturity and Experience

         A director should be mature and have practical or academic experience in business, economics, government or the sciences. Ideally, a director would have 15 or more years of experience including management responsibilities.

     b.  Geography

         Since the company's operations are primarily mainland United States in scope, it is desirable to have a balanced geographic representation with major geographic areas of the company's business being reflected on the board to the extent practicable.

     c.  Past Experience in Order of Preference

         (1) Chief executive officer, chief operating officer or senior executive officer of a public or substantial private company, preferably of an industrial, distribution or retailing company, with sales in excess of $500,000,000.

          (2) An educator from fields of business, economics or the sciences with management experience.

     d.  Women, Minorities and Special Interests

         Since a director represents broadly the interests of all the company's shareholders and constituencies, he or she should be chosen for his or her individual abilities and not be recommended based upon gender, minority group status or as a representative of any special interest group. However, it is desirable to have a cross section of backgrounds, and candidates otherwise qualified may be recommended with due consideration given to their gender, minority status or special interests.

                                                                       EXHIBIT C

                            FLEMING COMPANIES, INC.

                              CORPORATE GOVERNANCE

                              STATEMENT OF POLICY

                                 FEBRUARY 1997

                            FLEMING COMPANIES, INC.                FEBRUARY 1997
                              CORPORATE GOVERNANCE
                              STATEMENT OF POLICY

Corporate Governance Committee (the "Governance Committee").

     The board of directors (the "Board") of Fleming Companies, Inc. (the "Company" or "Fleming") has renamed and reconstituted the "Nominating/Governance Committee" as the "Nominating Committee" and established the "Corporate Governance Committee" (the "Governance Committee") with the following stated responsibilities and corporate governance standards under which the Board will manage the Company.

     RESPONSIBILITIES.

     The Nominating Committee develops and recommends to the Board guidelines and criteria for selecting persons to serve as directors. It recommends nominees for election at the annual meeting and candidates to fill board vacancies. The committee considers and makes recommendations regarding the composition of the Board.

     The Governance Committee considers matters relating to corporate governance and establishes standards which are reviewed annually for governing the operation of the Company by the Board through management. The committee will also annually assess Board and committee effectiveness.

Corporate Governance -- Philosophy and Standards

     THE PHILOSOPHY.

     The Company will operate pursuant to the highest possible ethical standards with integrity, propriety, and fairness, and in full compliance with the law. Each director and management associate is expected to conduct himself or herself at all times in accordance with these tenets. Every action by each director and management associate will be taken with full consideration for the interests and well-being, first, of all Company stockholders and, second, of all other Company stakeholders. Equal opportunity without qualification is the Company's policy in employment practices, in its daily management, and in its procurement and sale of goods and services. Discrimination will not be permitted based on race, color, religion, sex, age, disability status, national origin, citizenship, or Vietnam veteran status.

     THE STANDARDS.

     The Governance Committee of the Board has adopted and will administer the following Corporate Governance Standards for the guidance of the Company:

 1. The Board will operate in accordance with a statement of Requirements of Management and Directors attached hereto as Attachment I.

 2. The Chairman of the Compensation and Organization Committee (the "Compensation Committee") shall conduct a performance appraisal review with the CEO at least annually. In connection with the annual review the Chairman shall seek consultation with, and request information from, the other members of the Compensation Committee and other independent directors.

 3. The Board will annually review and approve a three-year strategic plan and a one-year operating plan for the Company.

 4. All directors will stand for election for three-year terms.

 5. The Board believes that as a general rule, former Company associates should not serve on the Board; provided, however, this standard shall not apply to former Company associates five years after he/she has no longer been an associate.

 6. The Audit and Finance Committee ("Audit Committee")and the Compensation Committee shall consist entirely of independent directors.

 7. The Board will appoint all committee members of the designated standing committees of the Board (Audit Committee, Compensation Committee, Nominating Committee and the Governance Committee) upon the recommendation of the Governance Committee. The intent will be to rotate various members of the Board through various Committees so that each independent member of the Board has an opportunity to become more experienced about the internal operations and affairs of the Company.

 8. The Governance Committee will annually assess Board and committee effectiveness through the use of the "Board Evaluation" questionnaire attached hereto as Attachment II. Each independent member of the Board will be required to complete the questionnaire annually. The questionnaires shall become a part of the permanent records of the Company and maintained by the Company's corporate secretary.

 9. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon. In addition, independent directors shall meet outside of the presence of non-independent directors from time to time as deemed appropriate.

10. Interlocking directorships will not be allowed. (An interlocking directorship would occur if a Fleming director or officer served on the board of company X and a director or an officer of company X served on the Fleming Board, or if a major supplier or customer served on Fleming's Board.) Joint ventures will be permitted between the Company and independent Board members subject to approval by the Board and Securities and Exchange Commission disclosure rules.

11. Directors are required to own at least 1,000 shares of Fleming common stock within one year of election (by the Board or the Stockholders) and 2,000 shares within three years of such election. A substantial portion of each independent director's annual compensation shall be paid in Fleming common stock or its equivalent.

12. Each director will retire upon the earlier of 30 days after reaching age 70 or upon his/her 15th anniversary as a director; provided, however, the 15 year limitation shall not apply to directors holding office upon the adoption by the Board of these standards.

13. Succession planning and management development will be reported annually to the independent directors by the CEO.

14. All corporate officers will be expected to own Fleming common stock. Such ownership will be reviewed by the Compensation Committee annually.

15. Generally, management's incentive compensation will be linked directly and objectively to measured financial goals set in advance by the Compensation Committee; however, the Board recognizes that flexibility is important in determining compensation and that all management compensation may not be so linked.

16. Stock options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price).

17. All stockholders have equal voting rights except as may be provided by law, the Certificate of Incorporation or,if applicable, under a share rights plan adopted by the Company.

18. These Corporate Governance standards have been developed and approved by the Board and will be reviewed by the Board and published at least annually and revised where appropriate.

                                  ATTACHMENT I

REQUIREMENTS OF MANAGEMENT AND DIRECTORS

     The Governance Committee shall direct the operation of the Company through management in accordance with the following Requirements of Management and Directors in order to enhance Board effectiveness:

           BOARD REQUIREMENTS                          FLEMING REQUIREMENTS
             OF MANAGEMENT                                 OF DIRECTORS
           ------------------                          --------------------
- Strong principled and ethical               - Represent and act in the best
  leadership.                                 interests of the stockholders.
- Develop strategies to deliver strong        - Critique and approve strategic and
  market franchises and build                   operating plans.
  stockholder wealth over the long term.
- Recommend appropriate strategic and         - Select, motivate, evaluate, and
  operating plans.                            compensate the CEO and all senior
                                                officers.
- Maintain effective control of               - Good understanding of strategies and
  operations.                                 the business.
- Measure performance against peers.          - Review succession planning and
                                                management development. (For
                                                independent directors only.)
- Assure sound succession planning and        - Advise and consult on key
  management development.                     organizational changes.
- Sound organizational structure.             - Careful study of Board materials and
                                                issues.
- Inform the Board regularly regarding        - Active, objective and constructive
  the status of key initiatives.                participation at meetings of Board
                                                and Committees.
- No surprises.                               - Assistance in representing Fleming to
                                              the outside world.
- Board meetings which are well-planned,      - Counsel on corporate issues.
  allow meaningful participating, and
  provide for timely resolution of
  issues.
- Advance Board materials which contain       - Good understanding of general
  the right amount of information and         economic trends and corporate
  are received sufficiently in advance          governance.
  of meetings.

                                 ATTACHMENT II

BOARD EVALUATION QUESTIONNAIRE

     This questionnaire shall be provided to each independent director on or about January 1 of each year and such directors shall complete the questionnaire by entering a number grade from 1 to 5 (where 1 is considered "poor" and 5 is considered "excellent") and written comments, where appropriate, as to each of the following 14 standards.

                     QUESTION                  POINTS
                     --------                  ------
 1.  The Board knows and understands the
     Company's vision, strategic precepts,
     strategic plan and operating plan.
                                               ------
 2.  The Board reflects its understanding of
     the Company's vision, strategic
     precepts, strategic plan, and operating
     plan in its discussions and actions on
     key issues throughout the year.
                                               ------
 3.  Board meetings are conducted in a manner
     which ensures open communication,
     meaningful participation, and timely
     resolution of issues.
                                               ------
 4.  Board materials contain the right amount
     of information, and Board members
     receive their materials sufficiently in
     advance of meetings.
                                               ------
 5.  Board members are diligent in preparing
     for meetings.
                                               ------
 6.  The Board reviews and adopts an annual
     operating budget and regularly monitors
     performance against it throughout the
     year.
                                               ------
 7.  The Board monitors the Company's income
     statement, balance sheet, and cash flow.
                                               ------
 8.  The Board reviews and adopts an annual
     capital budget and receives regular
     written or oral reports of performance
     against it throughout the year.
                                               ------
 9.  In tracking Company performance, the
     Board regularly considers the
     performance of peer companies.
                                               ------
10.  The Board reviews on at least an annual
     basis the performance of the CEO through
     the Compensation Committee.
                                               ------
11.  On an annual basis, the Board and/or the
     Compensation Committee will review the
     performance and ethics of the senior
     officers.
                                               ------
12.  The correlation between executive pay
     and Company performance will be reviewed
     on an annual basis by the Board and/or
     the Compensation Committee.
                                               ------
13.  On an annual basis, the independent
     directors shall review the succession
     plans for the CEO and key senior
     management.
                                               ------
14.  Each individual director standing for
     reelection will receive a performance
     review prior to his/her nomination from
     those members of the Governance
     Committee who are not standing for
     re-election. This assures that on at
     least an every three-year basis each
     director receives feedback from his
     fellow directors on his/her performance
     as a director.
                                               ------

The Governance Committee will analyze the numerical ratings and comments in detail and develop recommendations to enhance Board effectiveness. The Chairman of the Governance Committee shall present the assessments and recommendations to the full Board annually at its meeting immediately prior to the mailing of the proxy materials. The Governance Committee will oversee the process of implementing recommendations.

P                           FLEMING COMPANIES, INC.
R                        ANNUAL MEETING OF SHAREHOLDERS
O                                APRIL 30, 1997
X                                  10:00 A.M.
Y




Robert E. Stauth, Harry L. Winn, Jr. or David R. Almond is hereby constituted the proxy of the undersigned with full power of substitution to represent and vote all shares of stock of the undersigned at the annual meeting of shareholders of Fleming Companies, Inc., to be held at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, on April 30, 1997 at 10:00 a.m., or at any adjournment thereof.

          THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE MARK
                THE APPROPRIATE BOXES, SIGN, DATE, AND RETURN
                     PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                                  SEE REVERSE
                                                                      SIDE

       Please mark your
[ x ]  votes as in this
       example.



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

                           FOR                         WITHHOLD
                       all nominees                authority to vote
                       listed below                for all nominees
                                                     listed below
1.       Election of       [ ]                            [ ]
         Directors

Nominees: Carol B. Hallett and Guy A. Osborn
                 (for three-year terms)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

-----------------------------------------------------------------------

                                                   FOR      AGAINST    ABSTAIN

2.       Approval of the Fleming Companies, Inc.
         Associate Stock Purchase Plan             [ ]        [ ]        [ ]



3.       Ratification of Deloitte & Touche LLP     [ ]        [ ]        [ ]
         as independent auditors for 1997.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

4.       Approval of Shareholder Proposal          FOR      AGAINST    ABSTAIN
         relating to the Company's Preferred
         Share Purchase Rights.
                                                   [ ]        [ ]        [ ]



THE PROXY WILL VOTE IN HIS DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The shares represented by this proxy will be voted as specified, or if no direction is indicated, they will be voted "FOR" the election of the directors nominated by the board, "FOR" Proposals 2 and 3 and "AGAINST" Proposal 4. The board of directors recommends a vote "FOR" each of Proposals 1, 2, and 3.

I RESERVE THE RIGHT TO REVOKE THIS PROXY AT ANY TIME BEFORE THE EXERCISE
THEREOF.

SIGNATURE(S)                                            DATE
            --------------------------------------------    -----------
SIGNATURE(S)                                            DATE
            --------------------------------------------    -----------

Please sign exactly as name appears above, indicating official position or representative capacity. FOR JOINT ACCOUNTS EACH OWNER SHOULD SIGN.

                                                     [ ]   MARK HERE IF YOU
                                                           PLAN TO ATTEND THE
                                                           MEETING.

P                          FLEMING COMPANIES, INC.
R              ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 1997
O               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y



TO: BANCOKLAHOMA TRUST CO., TRUSTEE FOR THE FLEMING COMPANIES, INC., EMPLOYER STOCK OWNERSHIP PLAN AND FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE FOR THE FLEMING COMPANIES, INC. CONSOLIDATED SAVINGS PLUS PLAN.

I hereby instruct the Trustees to vote all shares of Fleming Companies, Inc. Common Stock, which are credited to my account at the Annual Meeting of Shareholders of said Corporation to be held April 30, 1997 and any adjournments thereof, on the matters specified below and on the reverse side of this form, as indicated thereon.

The FSOP Trustee shall in its sole discretion vote shares of company stock for which it has received no directions from the participant. The Consolidated Savings Plus Trustee shall not vote shares of company stock for which no direction has been received from the participant. Your instructions to the Trustees will not be divulged or revealed to anyone at Fleming Companies, Inc.

  PLEASE MARK, DATE, SIGN AND RETURN THE FORM IN THE  ENCLOSED BUSINESS REPLY
                                   ENVELOPE.

                                                                     SEE REVERSE
                                                                         SIDE

       Please mark your
[ x ]  votes as in this
       example.



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

                           FOR                         WITHHOLD
                       all nominees                authority to vote
                       listed below                for all nominees
                                                     listed below
1.       Election of       [ ]                            [ ]
         Directors

Nominees: Carol B. Hallett and Guy A. Osborn
                 (for three-year terms)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

-----------------------------------------------------------------------

                                                   FOR      AGAINST    ABSTAIN

2.       Approval of the Fleming Companies, Inc.
         Associate Stock Purchase Plan             [ ]        [ ]        [ ]



3.       Ratification of Deloitte & Touche LLP     [ ]        [ ]        [ ]
         as independent auditors for 1997.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

4.       Approval of Shareholder Proposal          FOR      AGAINST    ABSTAIN
         relating to the Company's Preferred
         Share Purchase Rights.
                                                   [ ]        [ ]        [ ]



THE PROXY WILL VOTE IN HIS DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The shares represented by this proxy will be voted as specified, or if no direction is indicated, they will be voted "FOR" the election of the directors nominated by the board, "FOR" Proposals 2 and 3 and "AGAINST" Proposal 4. The board of directors recommends a vote "FOR" each of Proposals 1, 2, and 3.

I RESERVE THE RIGHT TO REVOKE THIS PROXY AT ANY TIME BEFORE THE EXERCISE
THEREOF.

SIGNATURE(S)                                            DATE
            --------------------------------------------    -----------
SIGNATURE(S)                                            DATE
            --------------------------------------------    -----------

Please sign exactly as name appears above, indicating official position or representative capacity. FOR JOINT ACCOUNTS EACH OWNER SHOULD SIGN.

                                                     [ ]   MARK HERE IF YOU
                                                           PLAN TO ATTEND THE
                                                           MEETING.